CERTIFICATE OF AMENDMENT
                                 TO
                     ARTICLES OF INCORPORATION

  New Paradigm Productions, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Nevada,

       Does Hereby Certify:

       FIRST: That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Articles of Incorporation of said corporation, declaring said amendment to be advisable and calling for a vote of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

       RESOLVED, that the Articles of Incorporation of this corporation be amended by changing the Article III thereof and adding Article X so that, as amended the Articles shall be and read as set forth below

  ARTICLE III - STOCK

   The aggregate number of shares which this corporation shall have authority to issue is 100,000,000 shares of Common Stock having a par value of $.001 per share and 1,000,000 shares of Preferred Stock having a par value of $.001 per share. All Common Stock of the corporation shall be of the same class and shall have the same rights and preferences. The corporation shall have authority to issue the shares of Preferred Stock in one or more series with such rights, preferences and designations as determined by the Board of Directors of the corporation. Fully-paid stock of this corporation shall not be liable to any further call or assessment.

  ARTICLE - REVERSE SPLIT

       SECOND: That thereafter, pursuant to resolution of its Board of Directors, a written consent of shareholders was executed by the shareholders of the Corporation representing the necessary number of shares as required by statute which were voted in favor of the amendment.

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             THIRD:  That said amendment was duly adopted in compliance with the applicable provisions of the General Corporation Law of the State of Nevada.

       IN WITNESS WHEREOF, said New Paradigm Productions, Inc. has caused this document to be signed by Jody St. Clair, President, and Secretary, this 25th day of September 2007.

                        New Paradigm Productions, Inc.


                        By:  /s/ Jody St. Clair, President
                               Jody St. Clair, President